EXHIBIT 99

NEWS RELEASE	For more information
For Immediate Release	Mary Ryan
630-663-8283

Aftermarket Technology Corp. Provides First Quarter 2006 and Fiscal Year

2006 Guidance Update

DOWNERS GROVE, Illinois, Monday, March 13, 2006 -- Aftermarket Technology Corp. (NASDAQ:ATAC), today announced that it expects first quarter earnings of $0.23-$0.25 per diluted share from continuing operations. This revised range now includes the impact of the previously communicated $0.05 per diluted share non-cash charge to expense the unamortized deferred debt issuance costs related to the existing credit facility in connection with the expected syndication of a new $150 million five-year senior secured revolving credit facility. The range also reflects the anticipated treatment of the Independent Aftermarket business as a discontinued operation, and first quarter softness in demand for certain remanufactured transmissions primarily related to adjustments by customers due to their accumulation of inventory during the second half of 2005, partially offset by higher than anticipated returns and repair volumes in the Logistics business.

Full-year earnings guidance remains at $1.50-$1.60 per diluted share from continuing operations and includes the expected benefits of lower borrowing costs and improved terms and conditions under the new credit facility. Additionally, revenue for 2006 has increased slightly to the $440-$465 million range. This revised revenue range reflects expectations for further growth in the Logistics business and a return to stabilized demand patterns for Drivetrain customers during 2006. The Company expects continued execution on its recently announced three-year growth plan.

For further information, please see the Company’s most recent Form 10-K filed with the Securities and Exchange Commission.

ATC is headquartered in Downers Grove, Illinois. The Company provides outsourced engineered solutions and supply chain logistics services to the light and medium/heavy-duty vehicle aftermarket and consumer electronics industries.

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The preceding paragraphs contain statements that are not related to historical results and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those that are predictive or express expectations that depend upon or refer to future events or conditions, or that concern future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, or possible future Company actions. Forward-looking statements involve risks and uncertainties because such statements are based on current expectations, projections and assumptions regarding future events that may not prove to be accurate. Actual results may differ materially from those projected or implied in the forward-looking statements. The factors that could cause actual results to differ are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and other filings made by the Company with the Securities and Exchange Commission.